    As filed with the Securities and Exchange Commission on August 17, 1999
                                                      Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           BRIGHAM EXPLORATION COMPANY
             (Exact name of Registrant as specified in its charter)

          Delaware                                       75-2692967
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)


         6300 Bridge Point Parkway                                              Ben M. Brigham
          Building 2, Suite 400                                       President, Chief Executive Officer
           Austin, Texas 78730                                            and Chairman of the Board
             (512) 427-3300                                              Brigham Exploration Company
    (Address, including zip code, and                                     6300 Bridge Point Parkway
  telephone number, including area code,                                    Building 2, Suite 400
of registrant's principal executive offices)                                 Austin, Texas 78730
                                                                                (512) 427-3300
                                                          (Name, address, including zip code, and telephone number,
                                                                  including area code, of agent for service)

                              --------------------
                                    Copy to:

                                 Joe Dannenmaier
                             Thompson & Knight, P.C.
                         1700 Pacific Avenue, Suite 3300
                               Dallas, Texas 75201
                             (214) 969-1700 (phone)
                              (214) 969-1751 (fax)
                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


==============================================================================================================================
     TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM         PROPOSED MAXIMUM
  SECURITIES TO BE REGISTERED        AMOUNT TO BE          OFFERING PRICE              AGGREGATE              AMOUNT OF
                                      REGISTERED            PER SHARE (1)         OFFERING PRICE (1)       REGISTRATION FEE
================================= ==================== ======================== ======================== =====================
COMMON STOCK, $.01                  1,211,580 SHARES          $2.32                 $2,810,866                  $782
PAR VALUE PER SHARE
==============================================================================================================================

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on August 11, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 17, 1999



PROSPECTUS

                                     [LOGO]


                                1,211,580 SHARES



                           BRIGHAM EXPLORATION COMPANY

                            6300 Bridge Point Parkway
                              Building 2, Suite 400
                               Austin, Texas 78730
                                 (512) 427-3300


                                  COMMON STOCK

                              --------------------

         A stockholder of Brigham Exploration Company is offering and selling up to 1,122,415 shares of Brigham common stock under this prospectus.

         The selling stockholder obtained its shares of Brigham common stock in a private placement by Brigham Exploration Company in March 1999, described under the heading "Selling Stockholder." The selling stockholder expects to sell all of its shares.

         The selling stockholder may offer its Brigham common stock through public or private transactions, on or off The Nasdaq Stock Market's National Market (the "Nasdaq"), at prevailing market prices, or at privately negotiated prices. The selling stockholder can use broker-dealers to facilitate these transactions. To the extent required, the specific shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying prospectus supplement.

         Brigham's common stock is listed on the Nasdaq under the symbol "BEXP." On August 16, 1999, the last reported sale price of Brigham common stock on the Nasdaq was $2.50 per share.

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY SHARES OF BRIGHAM COMMON STOCK.

                              --------------------

         The shares of Brigham common stock offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              --------------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


               The date of this prospectus is            , 1999.

                                TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
About This Prospectus ..................................................   3

Where You Can Find More Information ....................................   3

Brigham ................................................................   4

Risk Factors ...........................................................   4

Forward-Looking Statements .............................................  10

Selling Stockholder ....................................................  11

Plan of Distribution ...................................................  11

Use of Proceeds ........................................................  12

Description of Capital Stock ...........................................  12

Legal Matters ..........................................................  13

Experts ................................................................  13

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC. This prospectus provides you with a general description of the securities being offered. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information" and any information contained in an accompanying prospectus supplement.

         We are complying with the SEC's plain English program. This is an initiative launched by the SEC to make prospectuses and other information more understandable to the general investor. To see more detail, you should read the exhibits filed with this registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

o Annual Report on Form 10-K, as amended by Amendment No. 1 to Form 10-K, for the year ended December 31, 1998.

o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

o Current Report on Form 8-K filed June 25, 1999. The Form 8-K includes unaudited pro forma financial statements reflecting the divestiture by Brigham of its entire interest in certain producing and non-producing natural gas and oil properties.

o        Proxy Statement dated April 14, 1999.

o Registration Statement on Form 8-A dated April 25, 1997 containing a description of the Brigham common stock.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address:

             Brigham Exploration Company
             Attn: Investor Relations
             6300 Bridge Point Parkway
             Building 2, Suite 500
             Austin, Texas 78730
             (512) 427-3300
             investor@bexp3d.com

         You should rely only on the information incorporated by reference or provided in this prospectus or contained in an accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                     BRIGHAM

         Brigham Exploration Company ("we" or "Brigham") is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore oil and natural gas provinces in the United States. We focus our 3-D seismic activity in provinces where we believe 3-D technology may be effectively applied to generate relatively large potential reserve volumes per well and per field, high potential production rates and multiple producing objectives. Our exploration activities are concentrated primarily in three core provinces: the Anadarko Basin of western Oklahoma and the Texas Panhandle; the onshore Gulf Coast of south Texas and, to a lesser extent, the transition zone of South Louisiana; and West Texas.

         We pioneered the acquisition of large scale onshore 3-D seismic surveys for exploration, obtaining extensive 3-D seismic data and experience in capturing undiscovered oil and natural gas reserves. As of December 31, 1998, we have acquired over 5,200 square miles (3.3 million acres) of 3-D seismic data and have identified an estimated 1,140 potential drilling locations, of which we have drilled 440. We generate most of our exploratory projects and, therefore, have the ability to retain a sizeable working interest to the extent that we decide not to place interests with industry participants.

                                  RISK FACTORS

         Your investment in this common stock involves certain risks. In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the following risk factors before deciding whether an investment in the common stock is suitable for you.

WE ARE SUBSTANTIALLY LEVERAGED

         Our outstanding long-term debt was $90 million as of June 30, 1999. The indenture governing our senior subordinated secured notes limits the amounts of additional debt borrowings, including borrowings under our credit facility or other senior indebtedness. However, the indenture permits us to borrow under our credit facility up to the lesser of $75 million or the borrowing base under the credit facility ($56 million as of July 19, 1999), which would provide us with the ability to borrow up to $8 million of additional indebtedness under our credit facility as of July 19, 1999. In addition, the indenture allows us to borrow up to $25 million of future subordinated indebtedness that is equal in right of payment with the subordinated notes if the holders of the subordinated notes have been given a first look and right to make a proposal for such subordinated indebtedness.

         Our level of indebtedness will have several important effects on our operations, including those listed below.

         o We will dedicate a substantial portion of our cash flow from operations to the payment of interest on our indebtedness and will not have these cash flows available for other purposes.

         o The covenants in our credit facility and the indenture limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in business conditions.

         o Our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

         We may also be required to alter our capitalization significantly to accommodate future exploration, development or acquisition activities. These changes in capitalization may significantly alter our leverage. Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our future performance will not be harmed by such economic conditions and financial, business and other factors.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS

         We make and will continue to make substantial capital expenditures in our exploration and development projects. Our available capital resources at June 30, 1999 were limited and not sufficient to fund our planned working capital needs and capital expenditures for 1999. We intend to finance these working capital needs and planned capital expenditures with cash flow from operations, borrowings available under the credit facility, the sales of some of our interests in producing properties and 3-D seismic projects and the potential issuance of additional equity securities.

         We will require additional financing in the future to fund our exploratory and developmental drilling and 3-D seismic acquisition activities at currently budgeted levels. We cannot assure you that we will be able to secure additional financing on reasonable terms or at all, or that financing will continue to be available to us under our existing or new financing arrangements. Without additional capital resources, our drilling and other activities may be limited and our business, financial condition and results of operations may suffer.

VOLATILITY OF OIL AND GAS MARKETS AFFECTS US

     OIL AND NATURAL GAS PRICES ARE VOLATILE

         Our revenues, operating results and future rate of growth depend highly upon the prices we receive for our oil and natural gas production. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Market prices of oil and natural gas depend on many factors beyond our control, including:

         o   worldwide and domestic supplies of oil and natural gas;

         o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

         o   political instability or armed conflict in oil-producing regions;

         o   the price and level of foreign imports;

         o   the level of consumer demand;

         o   the price and availability of alternative fuels;

         o   the availability of pipeline capacity;

         o   weather conditions;

         o   domestic and foreign governmental regulations and taxes; and

         o   the overall economic environment.

         We cannot predict future oil and natural gas price movements with certainty. During 1998, the high and low prices for oil on the NYMEX were $17.82 per Bbl and $10.72 per Bbl, and the high and low prices for natural gas on the NYMEX were $2.69 per MMBtu and $1.65 per MMBtu. During the first six months of 1999, the high and low prices for oil on the NYMEX were $19.20 per Bbl and $11.37 per Bbl, and the high and low prices for natural gas on the NYMEX were $2.25 per MMBtu and $1.63 per MMBtu. Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

         o limit our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

         o reduce the amount of oil and natural gas that we can produce economically;

         o   cause us to delay or postpone some of our capital projects;

         o   reduce our revenues and operating income; and

         o   reduce the carrying value of our oil and natural gas properties.

     OUR HEDGING TRANSACTIONS MAY NOT PREVENT LOSSES

         In an attempt to reduce our sensitivity to energy price volatility, we use swap arrangements that generally result in a fixed price over a period of six to eighteen months. If we do not produce our oil and natural gas reserves at rates equivalent to our hedged position, we would be required to satisfy our obligations under hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of our own production. Because the terms of our hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation costs to delivery points, substantial differences between the hedged prices and actual results could harm our anticipated profit margins and our ability to manage the risk associated with fluctuations in oil and natural gas prices. Hedging contracts limit the benefits we will realize if actual prices rise above the contract prices. We could be financially harmed if the other party to the hedging contracts proves unable or unwilling to perform its obligations under such contracts.

EXPLORATORY DRILLING IS A SPECULATIVE ACTIVITY INVOLVING NUMEROUS RISKS AND UNCERTAIN COSTS

     WE ARE DEPENDENT ON EXPLORATORY DRILLING ACTIVITIES

         Our revenues, operating results and future rate of growth depend highly upon the success of our exploratory drilling program. Exploratory drilling involves numerous risks, including the risk that we will not encounter commercially productive natural gas or oil reservoirs. We cannot always predict the cost of drilling, and we may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:

         o   unexpected drilling conditions;

         o   pressure or irregularities in formations;

         o   equipment failures or accidents;

         o   adverse weather conditions;

         o   compliance with governmental requirements; and

         o shortages or delays in the availability of drilling rigs and the delivery of equipment.

         We may not be successful in our future drilling activities because even with the use of 3-D seismic and other advanced technologies, exploratory drilling is a speculative activity. We could incur losses because our use of 3-D seismic data and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies. Even when fully utilized and properly interpreted, our 3-D seismic data and other advanced technologies only assist us in identifying subsurface structures and do not indicate whether hydrocarbons are in fact present in those structures. Because we interpret the areas desirable for drilling from 3-D seismic data gathered over large areas, we may not acquire option and lease rights until after the seismic data is available and, in some cases, until the drilling locations are also identified. Although we have identified numerous potential drilling locations, we cannot assure you that we will ever lease, drill or produce oil or natural gas oil from these or any other potential drilling locations. We cannot assure you that we will be successful in our drilling activities, that our overall drilling success rate for activity within a particular province will not decline, or that our completed wells will ultimately produce our estimated economically recoverable reserves. Unsuccessful drilling activities could materially harm our operations and financial condition.

     WE ARE SUBJECT TO VARIOUS CASUALTY RISKS

         Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as:

         o   fires;

         o   natural disasters;

         o   formations with abnormal pressures;

         o   blowouts, cratering and explosions; and

         o   pipeline ruptures and spills.

         Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.

     WE MAY NOT HAVE ENOUGH INSURANCE TO COVER SOME OPERATING RISKS

         We maintain insurance coverage against some, but not all, potential losses in order to protect against operating hazards. We may elect to self-insure if our management believes that the cost of insurance, although available, is excessive relative to the risks presented. We generally maintain insurance for the hazards and risks inherent in drilling for and producing and transporting oil and natural gas and believe this insurance is adequate. If an event occurs that is not covered, or not fully covered, by insurance, it could harm our financial condition and results of operations. In addition, we cannot fully insure against pollution and environmental risks.

THE MARKETABILITY OF OUR PRODUCTION IS DEPENDENT ON FACILITIES THAT WE TYPICALLY DO NOT OWN OR CONTROL

         The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own. Our ability to produce and market oil and natural gas could be harmed by any dramatic change in market factors or by:

         o federal and state regulation of oil and natural gas production and transportation;

         o   tax and energy policies;

         o   changes in supply and demand; and

         o   general economic conditions.

WE HAVE HISTORICAL OPERATING LOSSES AND OUR FUTURE RESULTS MAY VARY

     WE HAVE INCURRED NET LOSSES IN EACH YEAR OF OPERATION

         We cannot assure you that we will be profitable in the future. At June 30, 1999, we had an accumulated deficit of $51.1 million and total stockholders' equity of $11.2 million. We have recognized the following net losses since 1994:
$1.3 million in 1994, $1.6 million in 1995, $450,000 in 1996, $1.1 million
(including a net $1.2 million non-cash deferred income tax charge incurred in connection with our conversion from a partnership to a corporation) in 1997, and $33.3 million (including a $24.8 million non-cash writedown in the carrying value of our natural gas and oil properties) in 1998, and $17.7 million (including a $12.2 million non-cash loss on the sale of natural gas and oil properties) during the first six months of 1999.

     OUR FUTURE OPERATING RESULTS MAY FLUCTUATE

         Our future operating results may fluctuate significantly depending upon a number of factors, including:

         o   industry conditions;

         o   prices of oil and natural gas;

         o   rates of drilling success;

         o   capital availability;

         o   rates of production from completed wells; and

         o   the timing and amount of capital expenditures.

         This variability could cause our business, financial condition and results of operations to suffer. In addition, any failure or delay in the realization of expected cash flows from operating activities could limit our ability to invest and participate in economically attractive projects.

MAINTAINING RESERVES AND REVENUES IN THE FUTURE DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT

         In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future oil and natural gas production depends highly upon our ability to economically find, develop or acquire reserves in commercial quantities.

         The business of exploring for or developing reserves is capital intensive. Reductions in our cash flow from operations and limitations on or unavailability of external sources of capital may impair our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves. In addition, we cannot be certain that our future exploration and development activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs. Furthermore, although significant increases in prevailing prices for oil and natural gas could cause increases in our revenues, our finding and development costs could also increase. Finally, we participate in a percentage of our wells as a non-operator. The failure of an operator of our wells to adequately perform operations, or an operator's breach of the applicable agreements, could harm us.

WE ARE SUBJECT TO UNCERTAINTIES IN RESERVE ESTIMATES AND FUTURE NET CASH FLOWS

         There is substantial uncertainty in estimating quantities of proved reserves and projecting future production rates and the timing of development expenditures. No one can measure underground accumulations of oil and natural gas in an exact way. Accordingly, oil and natural gas reserve engineering requires subjective estimations of those accumulations. Estimates of other engineers might differ widely from those of our independent petroleum engineers. Accuracy of reserve estimates depends on the quality of available data and on engineering and geological interpretation and judgment. Our independent petroleum engineers may make material changes to reserve estimates based on the results of actual drilling, testing, and production. As a result, our reserve estimates often differ from the quantities of oil and natural gas we ultimately recover. Also, we make certain assumptions regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions could greatly affect our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and estimates of the future net cash flows.

         Actual future net cash flows also will be affected by factors such as:

         o   the amount and timing of actual production;

         o   supply and demand for oil and natural gas;

         o   limits or increases in consumption by gas purchasers; and

         o   changes in governmental regulations or taxation.

         The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows in compliance with the SEC reporting requirements may not necessarily be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

WE FACE SIGNIFICANT COMPETITION

         We operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production with other companies. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

         o seeking to acquire desirable producing properties or new leases for future exploration;

         o   marketing our oil and natural gas production; and

         o seeking to acquire the equipment and expertise necessary to operate and develop those properties.

         Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

WE ARE SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS

         Our business is subject to federal, state and local laws and regulations relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations.

         Our operations are subject to complex environmental laws and regulations adopted by federal, state and local governmental authorities. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. The discharge of natural gas, oil, or other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation. We cannot be certain that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm our results of operations and financial condition.

OUR BUSINESS MAY SUFFER IF WE LOSE KEY PERSONNEL

         We have assembled a team of geologists, geophysicists and engineers who have considerable experience in applying 3-D imaging technology to explore for oil and natural gas. We depend upon the knowledge, skills and experience of these experts to provide 3-D imaging and assist us in reducing the risks associated with our participation in oil and natural gas exploration projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management, particularly Ben M. Brigham, our Chief Executive Officer, President and Chairman of the Board. We have an employment agreement with Ben M. Brigham, but do not have an employment agreement with any of our other employees. We have key man life insurance on Mr. Brigham in the amount of $2 million. If we lose the services of our key management personnel or technical experts, or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We cannot assure you that we will be successful in attracting and retaining such executives, geophysicists, geologists and engineers.

CONTROL BY CERTAIN STOCKHOLDERS AND CERTAIN ANTI-TAKEOVER PROVISIONS MAY AFFECT YOU

     CERTAIN OF OUR AFFILIATES CONTROL A MAJORITY OF THE OUTSTANDING COMMON
STOCK

         As of March 26, 1999, our directors, executive officers and principal stockholders, and certain of their affiliates, beneficially owned approximately 63% of our outstanding common stock. Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of common stock will be able to affect our management or direction. These factors may also have the effect of delaying or preventing a change in our management or voting control.

     CERTAIN ANTI-TAKEOVER PROVISIONS MAY AFFECT YOUR RIGHTS AS A STOCKHOLDER

         Our certificate of incorporation authorizes our Board of Directors to issue up to 10 million shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with the other matters described in the preceding paragraph may discourage transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock. We are also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.

WE ARE SUBJECT TO GENERAL BUSINESS RISKS

     WE HAVE YEAR 2000 RISKS

         Many computer software systems, as well as hardware and equipment using date-sensitive data, were structured to use a two-digit date field. As a result, they may not be able to properly recognize dates in the year 2000. We currently expect that any costs necessary for us to become Year 2000 compliant will not harm our financial condition, operations or liquidity. However, we cannot reasonably estimate the potential impact on our financial condition and operations if key third parties including, among others, suppliers, contractors, joint venture participants, financial institutions, customers and governments do not become Year 2000 compliant on a timely basis. We cannot assure you of the following:

         o that we will be able to complete any necessary remediation or replacement of our critical systems, facilities and equipment or establish alternative procedures in a timely manner;

         o that those with whom we conduct business will be successful in implementing timely solutions; or

         o that Year 2000 issues will not have a harmful effect on our business, financial position and results of operations.

   THE MARKET PRICE OF OUR STOCK PRICE IS VOLATILE

         The trading price of our common stock and the price at which we may sell securities in the future is subject to large fluctuations in response to any of the following: limited trading volume in our stock, changes in government regulations, quarterly variations in operating results, our involvement in litigation, general market conditions, the prices of oil and natural gas, announcements by us and our competitors, our liquidity, our ability to raise additional funds and other events.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Among the factors that could cause actual results to differ materially from our expectations are the following:

         o   ability to raise additional capital;

         o   fluctuations in oil and natural gas prices;

         o   inherent uncertainties in interpreting engineering data;

         o   operating hazards;

         o delays or cancellations of drilling operations for a variety of reasons;

         o   competition;

         o our ability to successfully integrate the business and operations of acquired companies;

         o   general economic conditions;

         o   government regulations; and

         o other factors disclosed under "Risk Factors" and elsewhere in this prospectus.

         These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We assume no obligation to update any of these statements.

                               SELLING STOCKHOLDER

         All of the 1,211,580 shares of common stock offered hereby are being sold by Veritas DGC Land, Inc. These shares are all of the Brigham common stock owned by the selling stockholder, and based on the number of shares of Brigham common stock outstanding as of July 31, 1999, represent approximately 8.4% of Brigham's outstanding common stock.

         In the past, we have entered into certain industry alliances with the selling stockholder in connection with our acquisition of seismic data in certain project areas. In exchange for our commitment to the selling stockholder, we and our assignees only pay a portion of the 3-D seismic acquisition costs as the data is acquired. As we lease acreage or drill wells in these project areas, we pay the selling stockholder the balance of the deferred costs in the form of leasing and drilling fees until such deferred seismic acquisition costs are repaid or until certain time periods have occurred. In the event that the outstanding balance of deferred seismic acquisition costs exceeds certain threshold amounts, we must pre-pay part of the leasing and drilling fees to cause the outstanding balance to fall below the current threshold amount. In addition, an affiliate of the selling stockholder provides employees that maintain and operate seismic data processing workstations in our offices.

         The selling stockholder obtained its shares of Brigham common stock in a private placement pursuant to an Exchange Agreement dated as of March 30, 1999 by and between Brigham Exploration Company and Veritas DGC Land, Inc. We are registering the shares pursuant to a registration rights agreement entered into at the same time. See "Plan of Distribution."

         Pursuant to the exchange agreement, we have issued 1,211,580 shares of our common stock valued at $3.50 per share to the selling stockholder in satisfaction of payment obligations due to the selling stockholder for certain seismic acquisition and processing services.

         We may contract for additional seismic services from the selling stockholder. The exchange agreement provided that we may pay up to $1 million in seismic processing services performed or invoiced by the selling stockholder after March 26, 1999 in newly issued shares of Brigham common stock, valued at $3.50 per share, in the event that we do not elect to pay for such services in cash.

         Assuming the sale of all shares of Brigham common stock owned by the selling stockholder in this offering and no other issuances of Brigham common stock to the selling stockholder, the selling stockholder will not own any shares of Brigham common stock after completion of this offering. If we do not elect to pay for any additional seismic processing services performed by the selling stockholder in cash, we would issue an aggregate of approximately 104,835 additional shares to the selling stockholder, representing approximately
 .7% of Brigham's outstanding common stock as of July 31, 1999.

                              PLAN OF DISTRIBUTION

         The Brigham common stock may be sold from time to time by the selling stockholder, subject to certain restrictions. All sales may be made by the selling stockholders on the Nasdaq National Market, in privately negotiated transactions or otherwise. The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The common stock may be sold by one or more of the following methods:

         o a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

         o   an underwritten public offering;

         o sales to a broker or dealer as principal, and resale by such broker or dealer, for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o   privately negotiated transactions.

         The selling stockholder may effect such transactions by selling the common stock through or to brokers or dealers, and such brokers or dealers may receive compensation in the form of discounts or commissions from the selling stockholder, and may receive commissions from the purchasers of the common stock for whom they may act as agent. At the time a particular offer of shares is made, to the extent required, a prospectus supplement will be distributed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer-agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commission or concessions allowed or reallowed or paid to dealers.

         Any of the shares covered by this prospectus which qualifies for sale pursuant to Rule 144 or Rule 145 under the Securities Act of 1933 may be sold under that rule rather than pursuant to this prospectus.

         We cannot assure you that the selling stockholder will sell any or all of the common stock offered by them hereunder.

         We will pay all fees and expenses incident to the preparation and filing of the Registration Statement and this prospectus, including legal and accounting fees and expenses and any printing expenses. All underwriting discounts and any selling commissions payable with respect to sales of the common stock will be paid by the selling stockholders. We will receive no part of the proceeds from sales of the common stock. We intend to keep the Registration Statement effective until the earlier of the completion of the offering or March 30, 2001.

         The selling stockholders and any broker-dealer acting in connection with the sale of the common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the common stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the Brigham shares will go to the selling stockholder. Accordingly, we will not receive any proceeds from sales of the Brigham shares.

                          DESCRIPTION OF CAPITAL STOCK

         The following descriptions provide a summary of our capital stock.

COMMON STOCK

         Brigham is authorized to issue up to 30 million shares of common stock, par value $.01 per share. The holders of Brigham common stock are entitled to one vote for each share held of record on all matters submitted to the stockholders. Our certificate of incorporation does not allow the stockholders to take action by less than unanimous consent. The holders of Brigham common stock are entitled to participate equally in dividends, if any are declared by our Board of Directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock will be subject to any prior rights of outstanding shares of Brigham preferred stock. We have never paid cash dividends on our common stock. The holders of Brigham common stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. The Brigham common stock is not assessable.

PREFERRED STOCK

         Brigham is authorized to issue up to 10 million shares of preferred stock, par value $.01 per share. No shares of Brigham preferred stock were outstanding as of the date of this prospectus. Our Board of Directors may establish, without stockholder approval, one or more classes or series of Brigham preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. The issuance of Brigham preferred stock could adversely affect the voting power of holders of Brigham common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of Brigham. We have no present intention to issue Brigham preferred stock.

DELAWARE LAW PROVISIONS

         Section 203 of the Delaware General Corporation Law applies to our company. Generally, Section 203 prohibits us from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) for three years following the date that person becomes an interested stockholder, unless one of the following applies:

         o before such person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

         o upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of Brigham and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

         o following the transaction in which such person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

         Under Section 203, these restrictions also do not apply to certain business combinations if both of the following conditions are satisfied:

         o the business combination is proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving Brigham and a person who either

             -- was not an interested stockholder during the previous three years; or

             -- who became an interested stockholder with the approval of a majority of our directors

         o that extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

                                  LEGAL MATTERS

         The legality of the common stock offered hereby will be passed upon for us by Thompson & Knight, P.C., Dallas, Texas.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended by Amendment No. 1 to Form 10-K, of Brigham Exploration Company for the year ended December 31, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and auditing.

         The references to the report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Cawley, Gillespie & Associates, Inc. that estimates proved reserves, future net cash flows from such proved reserves and the present value of such estimated future net cash flows for Brigham's properties as of December 31, 1998, and is made in reliance upon the authority of such firm as experts with respect to such matters.

================================================================================

         You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover.



                                     [LOGO]

                           BRIGHAM EXPLORATION COMPANY


                                        $



                                  Common Stock



                                 --------------



                                   Prospectus



                                 ---------------










                                     , 1999




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Except for the SEC registration fee, all expenses are estimated. All such expenses will be paid by the Registrant.


SEC registration fee ......................................            $     782
Nasdaq listing fee ........................................            $  17,500
Accounting fees and expenses ..............................                1,000
Legal fees and expenses ...................................                5,000
Printing and engraving expenses ...........................            $   1,000
Miscellaneous .............................................            $     218
         Total ............................................            $  25,500
                                                                        ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), Brigham's Certificate of Incorporation includes a provision that, to the fullest extent permitted by law, eliminates the personal liability of members of its Board of Directors to Brigham or its stockholders for monetary damages for breach of fiduciary duty as a director. Such provision does not eliminate or limit the liability of a director (1) for any breach of a director's duty of loyalty to Brigham or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

         Under Section 145 of the DGCL, the Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         In the case of an action by or in the right of the Registrant, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred in connection therewith.

         The Registrant also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person's capacity as a director, officer, employee or agent of the corporation, or arising out of that person's status as such, whether or not the corporation would have the power to indemnify against the liability.

         The Certificate of Incorporation and Bylaws provide that the Registrant will indemnify its officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as an officer or director of the Registrant, or, at the request of the Registrant, as an officer, director, agent or employee of another business entity. The Certificate of Incorporation and Bylaws further provide that the Registrant may, by action of its Board of Directors, provide indemnification to employees and agents of the Registrant, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

         Each Indemnity Agreement between Brigham and its executive officers provides for the indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of Brigham or by third parties by reason of a person serving as an officer or director of Brigham.

ITEM 16. EXHIBITS.

         The information required by this Item 16 is set forth in the Index to Exhibits accompanying this Registration Statement.


ITEM 17.  UNDERTAKINGS.

         (a)    Rule 415 Offering.

         The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings incorporating subsequent Exchange Act documents by reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Request for acceleration of effective date.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 17, 1999.

                                       BRIGHAM EXPLORATION COMPANY
                                       (Registrant)

                                       By:  /s/ Ben M. Brigham
                                          ------------------------
                                          Ben M. Brigham
                                          Chief Executive Officer and
                                          President

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Ben
M. Brigham and David T. Brigham, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



       Signature                                    Title                                     Date
       ---------                                    -----                                     ----
  /s/ Ben M. Brigham                  President, Chief Executive Officer and               August 17, 1999
---------------------------           Chairman of the Board (principal
      Ben M. Brigham                  executive officer)


  /s/ Craig M. Fleming                Chief Financial Officer, Vice                        August 17, 1999
---------------------------           President --Finance and Treasurer
      Craig M. Fleming                (principal financial and accounting
                                      officer)

  /s/ Anne L. Brigham
---------------------------           Director                                             August 17, 1999
      Anne L. Brigham


  /s/ Harold D. Carter                Director                                             August 17, 1999
---------------------------
      Harold D. Carter


  /s/ Alexis M. Cranberg              Director                                             August 17, 1999
---------------------------
      Alexis M. Cranberg


  /s/ Stephen P. Reynolds             Director                                             August 17, 1999
---------------------------
      Stephen P. Reynolds


  /s/ W. Craig Childers               Director                                             August 17, 1999
---------------------------
      W. Craig Childers

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER               DESCRIPTION OF EXHIBIT
--------             ----------------------

3.1           Certificate of Incorporation (filed as Exhibit 3.1 to Brigham's
              Registration Statement on Form S-1 (Registration No. 333-22491), and incorporated herein by reference).

3.2 Bylaws (filed as Exhibit 3.2 to Brigham's Registration Statement on Form S-1 (Registration No. 333-22491), and incorporated herein by reference).

4.1           Form of Common Stock Certificate (filed as Exhibit 4.1 to
              Brigham's Registration Statement on Form S-1 (Registration No.
              333-22491), and incorporated herein by reference).

4.2 Exchange Agreement dated as of March 30, 1999 by and between Brigham Exploration Company and Veritas DGC Land, Inc. (filed as
              Exhibit 10.41 to Amendment No. 1 to Brigham's Annual Report on
              Form 10-K for the year ended December 31, 1998, and incorporated herein by reference).

4.3 Registration Rights Agreement dated as of March 30, 1999 by and between Brigham Exploration Company and Veritas DGC Land, Inc.
              (filed as Exhibit 10.42 to Amendment No. 2 to Brigham's Annual
              Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference).

5.1*          Opinion of Thompson & Knight, P.C.

23.1* Consent of counsel (included in the opinion of Thompson & Knight, P.C. filed herewith as Exhibit 5.1).

23.2*         Consent of independent accountants.

23.3*         Consent of independent petroleum engineers.

24* Power of Attorney (a power of attorney pursuant to which amendments to this Registration Statement may be filed is included on the signature page hereof).


--------------------
   * Filed herewith.